Exhibit (h)(11)

ALPS SERIES TRUST

INSIGNIA MACRO FUND

aMENDMENT No. 1 TO ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment No. 1 dated as of August 23, 2018 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated December 9, 2013 (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree to amend the Agreement as follows:

1. Effective as of the date of this Amendment, the reference to Form N-SAR in APPENDIX B (SERVICES) is deleted and replaced with Form N-CEN.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS SERIES TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	Director